Exhibit 99.1

NEWS	Contact: Loren Singletary	(713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO REPORTS SECOND QUARTER 2018 EARNINGS

HOUSTON, TX, July 26, 2018 — National Oilwell Varco, Inc. (NYSE: NOV) today reported second quarter 2018 net income of $24 million, or $0.06 per diluted share. Revenues for the second quarter were $2.11 billion, an increase of 17 percent compared to the first quarter of 2018 and an increase of 20 percent from the second quarter of 2017. Operating profit for the second quarter of 2018 was $52 million, or 2.5 percent of sales, and Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) was $226 million, or 10.7 percent of sales.

“Our team executed well and delivered double-digit sequential sales growth across all three of our business segments during the second quarter,” commented Clay Williams, Chairman, President, and CEO. “We achieved several notable milestones during the quarter, including securing the largest land rig order ever placed, which was associated with the creation of our previously announced drilling equipment joint venture with Saudi Aramco.”

“Growing confidence in the sustainability of the ongoing recovery is resulting in strong North American activity coupled with improving activity and revenue growth in most international markets. Demand is accelerating for the technologies and products we’ve developed through the downturn that drive better safety and efficiency for our customers around the world. NOV is well-positioned to capitalize on an expanding global recovery.”

Wellbore Technologies

Wellbore Technologies generated revenues of $793 million in the second quarter of 2018, an increase of 12 percent from the first quarter of 2018 and an increase of 29 percent from the second quarter of 2017. The ongoing recovery in the U.S. and seasonal rebound in the Eastern Hemisphere led sequential growth across every business unit in the segment. Operating profit was $38 million, or 4.8 percent of sales. Adjusted EBITDA was $133 million, or 16.8 percent of sales, an increase of 29 percent sequentially and an increase of $67 million from the prior year.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $738 million, an increase of 10 percent from the first quarter of 2018 and an increase of 13 percent from the second quarter of 2017. Improving demand for capital equipment in North America and an increase in deliveries of pressure pumping and composite pipe more than offset lower revenues from offshore products. Operating profit was $40 million, or 5.4 percent of sales. Adjusted EBITDA was $94 million, or 12.7 percent of sales, an increase of 29 percent sequentially and a decrease of four percent from the prior year.

Backlog for capital equipment orders for Completion & Production Solutions at June 30, 2018 was $955 million. New orders booked during the quarter were $398 million, representing a book-to-bill of 95 percent when compared to the $418 million of orders shipped from backlog.

Rig Technologies

Rig Technologies generated revenues of $651 million, an increase of 35 percent from the first quarter of 2018 and an increase of 19 percent from the second quarter of 2017. The sequential increase in revenue was the result of better progress on the construction of offshore newbuild drilling rigs, delivery of two land rigs in the Middle East and improving aftermarket sales. Revenue shipped from backlog increased by $123 million to $276 million during the quarter. Operating profit was $62 million, or 9.5 percent of sales. Adjusted EBITDA was $84 million, or 12.9 percent of sales, an increase of 87 percent sequentially and an increase of 83 percent from the prior year.

New orders booked during the quarter totaled $2.03 billion, which included $1.80 billion associated with the Company’s recently announced joint venture agreement with Saudi Aramco. The Company also agreed with a customer to cancel a long-dated drillship equipment package order in exchange for commitments to continue forward with other projects and other consideration. The agreement resulted in the deletion of $282 million from the segment’s backlog. At June 30, 2018 backlog for capital equipment orders for Rig Technologies was $3.51 billion.

Other Corporate Items

Cash flow provided by operations for the second quarter of 2018 was $239 million. As of June 30, 2018, the Company had $1.1 billion in cash and cash equivalents and total debt of $2.7 billion. NOV had $3.0 billion available on its revolving credit facility as of June 30, 2018. The unsecured credit facility matures in June of 2022 and is subject to one primary covenant, a maximum debt-to-capitalization ratio of 60 percent. As of June 30, 2018, NOV had a debt-to-capitalization ratio of 16.3 percent.

Significant Events and Achievements

NOV continued to expand its supply of directional measurement and steerable technologies into new global markets in the second quarter. NOV secured a large order for its Tolteq™ iSeries™ measurement-while-drilling (MWD) products, together with Vector™ drilling motors, from an operator in Turkey that is vertically integrating to establish a new directional drilling service line in the country. In China, NOV secured its first package sale of the VectorZIEL™ rotary steerable system and iSeries MWD and symmetric propagation resistivity logging-while-drilling (LWD) tools and delivered the first orders of its iNBS near-bit measurement system to multiple customers. In India, NOV introduced FloDrift™ technology to an independent service company that was struggling to execute wells for a major Indian operator due to a formation causing a significant drift in the well path. Using FloDrift tools, the service company obtained real-time data and controlled drilling parameters, reducing the deviation from 30 degrees to less than 17 degrees in the 8 1⁄2-in. section.

NOV sold three complete 1,500-horsepower AC Ideal™ rigs to Argentinian customers during the quarter. This sale also included the first NOVOS™ drilling process automation system in Latin America. The new rigs and advanced NOVOS system will be critical for optimizing efficiency in the Vaca Muerta field, one of the world’s largest deposits of unconventional hydrocarbons. The basin continues to draw the attention of domestic and international operators who will require the latest drilling and completion technologies to develop this field.

NOV continues to advance its leadership position in high-performance downhole technologies. In Russia, the Company provided a major operator with Agitator™HE systems for directional applications. The 6 3⁄4-in. Agitator system allowed the customer to drill the longest interval of the 8 5⁄8-in. liner section in one run and set a new record in the Timano-Pechora region, improving efficiency while decreasing the risk of potential bottomhole assembly (BHA) sticking. In a Haynesville Shale extended-reach well, an Agitator system was added to the last BHA in the challenging 6 3⁄4-in. lateral section to drive significantly improved drilling performance. The Agitator system was critical in enabling the operator to complete the final 1,657-ft interval in 42.75 hours, resulting in an average rate of penetration (ROP) of 38.8 ft/hr. This represented a 56.5 percent increase in ROP over the previous run.

NOV continues to see success in its bits, borehole enlargement, and coring businesses in the Middle East. The Company was recently awarded a four-year coring contract with a one-year extension covering all conventional coring product solutions as well as all enhanced oil saturation (sponge coring) and wireline systems. Additionally, the Company achieved outstanding performance runs in Egypt, Saudi Arabia, and Oman using bits outfitted with ION™ 3D PDC cutter technology in the Chainsaw configuration, driving down customers’ cost per foot and dramatically increasing their ROP. Deployment of the dogleg reamer also continues, with the technology becoming a standard part of the BHA and enabling more than 50 percent savings on normal trip-out times in open hole.

NOV introduced the Genesis™ line of coiled tubing units, which bring together design ingenuity and advanced coiled tubing equipment and technology, to its portfolio of intervention and stimulation equipment. The new unit offers a high-visibility control cabin—providing the operator with an expanded line-of-sight for spooling and a panoramic view of the wellsite—as well as the option to install electric controls. In addition, HMI displays can be configured as needed to satisfy operator preference. After debuting the product line at the SPE ICoTA Coiled Tubing and Well Intervention Conference, the Company received eight orders for new Genesis units. This validated the industry’s need for a new, technologically advanced product that can carry the largest tubing load possible for North American operators as they continue to push the limits of extended-reach completions.

NOV recently helped an operator in the SCOOP play of Oklahoma achieve numerous records by combining application-specific bit design with the latest ION and shaped cutter technology. NOV’s Seeker™ bits were run in Woodford laterals—challenging due to their high chert content—and achieved interval records for laterals with depths of 15,000, 17,000, and 20,000 ft. Bit runs of 4,856 and 4,233 ft represented improvements of 1,600 ft over the closest offset while an ensuing bit run of 7,230 ft improved the interval drilled by more than 2,000 ft. These improvements resulted in considerable savings for the operator.

NOV’s drill bit and cutter technologies also allowed a customer to set a state record in Oklahoma for the amount of footage drilled in one day. The 8 3⁄4-in. DSC616M-X18 bit, equipped with ION cutters in the Chainsaw configuration, drilled 6,071 ft in 24 hr for an average ROP of 253 ft/hr on a well in Grady County. The customer continues to drill one mile per day using NOV’s bits, a metric that has yet to be duplicated by other vendors.

NOV was awarded a significant contract for the supply of TK™ glass-reinforced epoxy (GRE) lining services for a major operator in Iraq. The contract is for the installation of GRE lined tubing over a projected 90-well program. Commencement of the lining process is anticipated to begin in Q3 of this year, and a continual flow of lining will take place thereafter to meet the customer’s demand. This contract also includes a requirement for NOV to provide practical hands-on training to the customer’s operations and technical team, offering the Company an opportunity to both strengthen the relationship with the customer and ensure proper care and handling at the rigsite is performed to NOV specifications.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2018 results on July 27, 2018 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT: National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Revenue:
Wellbore Technologies	$793	$614	$711	$1,504	$1,169
Completion & Production Solutions	738	652	670	1,408	1,300
Rig Technologies	651	546	483	1,134	1,128
Eliminations	(76)	(53)	(69)	(145)	(97)

Total revenue	2,106	1,759	1,795	3,901	3,500
Gross profit	355	231	287	642	440
Gross profit %	16.9%	13.1%	16.0%	16.5%	12.6%
Selling, general, and administrative	303	293	288	591	599

Operating profit (loss)	52	(62)	(1)	51	(159)
Interest and financial costs	(23)	(26)	(24)	(47)	(51)
Interest income	5	4	7	12	8
Equity income (loss) in unconsolidated affiliates	(1)	(2)	2	1	(2)
Other income (expense), net	(3)	(5)	(47)	(50)	(20)

Income (loss) before income taxes	30	(91)	(63)	(33)	(224)
Provision (benefit) for income taxes	5	(17)	3	8	(30)

Net income (loss)	25	(74)	(66)	(41)	(194)
Net loss attributable to noncontrolling interests	1	1	2	3	3

Net income (loss) attributable to Company	$24	$(75)	$(68)	$(44)	$(197)

Per share data:
Basic	$0.06	$(0.20)	$(0.18)	$(0.12)	$(0.52)

Diluted	$0.06	$(0.20)	$(0.18)	$(0.12)	$(0.52)

Weighted average shares outstanding:
Basic	378	377	377	377	377

Diluted	381	377	377	377	377

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,137	$1,437
Receivables, net	1,967	2,015
Inventories, net	3,158	3,003
Contract assets	445	495
Other current assets	301	267

Total current assets	7,008	7,217

Property, plant and equipment, net	2,859	3,002
Goodwill and intangibles, net	9,444	9,528
Other assets	447	459

Total assets	$19,758	$20,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$616	$510
Accrued liabilities	950	1,238
Contract liabilities	609	519
Current portion of long-term debt and short-term borrowings	8	6
Accrued income taxes	11	81

Total current liabilities	2,194	2,354

Long-term debt	2,707	2,706
Other liabilities	889	986

Total liabilities	5,790	6,046

Total stockholders’ equity	13,968	14,160

Total liabilities and stockholders’ equity	$19,758	$20,206

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items in the three and six months ended June 30, 2018 were $0 and a net credit of $12 million, pre-tax, respectively, primarily from the reversal of certain accruals, partially offset by restructure charges and severance payments. Other items in 2017 consisted primarily of restructure charges for inventory write-downs, facility closures and severance payments.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Operating profit (loss):
Wellbore Technologies	$38	$(24)	$12	$50	$(81)
Completion & Production Solutions	40	27	16	56	35
Rig Technologies	62	6	18	80	19
Eliminations and corporate costs	(88)	(71)	(47)	(135)	(132)

Total operating profit (loss)	$52	$(62)	$(1)	$51	$(159)

Other items:
Wellbore Technologies	$—	$(4)	$(3)	$(3)	$(4)
Completion & Production Solutions	—	17	3	3	32
Rig Technologies	—	17	6	6	29
Corporate	—	—	(18)	(18)	—

Total other items	$—	$30	$(12)	$(12)	$57

Depreciation & amortization:
Wellbore Technologies	$95	$94	$94	$189	$189
Completion & Production Solutions	54	54	54	108	108
Rig Technologies	22	23	21	43	45
Corporate	3	3	4	7	7

Total depreciation & amortization	$174	$174	$173	$347	$349

Adjusted EBITDA:
Wellbore Technologies	$133	$66	$103	$236	$104
Completion & Production Solutions	94	98	73	167	175
Rig Technologies	84	46	45	129	93
Eliminations and corporate costs	(85)	(68)	(61)	(146)	(125)

Total adjusted EBITDA	$226	$142	$160	$386	$247

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$24	$(75)	$(68)	$(44)	$(197)
Noncontrolling interests	1	1	2	3	3
Provision (benefit) for income taxes	5	(17)	3	8	(30)
Interest expense	23	26	24	47	51
Interest income	(5)	(4)	(7)	(12)	(8)
Equity (income) loss in unconsolidated affiliate	1	2	(2)	(1)	2
Other (income) expense, net	3	5	47	50	20
Depreciation and amortization	174	174	173	347	349
Other items	—	30	(12)	(12)	57

Total Adjusted EBITDA	$226	$142	$160	$386	$247